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           [LETTERHEAD OF OPPENHEIMER WOLFF & DONNELLY APPEARS HERE]


January 5, 1995



Network Systems Corporation
7600 Boone Avenue N.
Minneapolis, MN 55428

Ladies and Gentlemen:

You have requested our opinion with respect to the federal income tax consequences of a proposed merger (the "Merger") of StorageTek Eagle Corporation
                                        ------
("Subsidiary"), a Delaware corporation and a wholly owned subsidiary of Storage
  ----------
Technology Corporation, a Delaware corporation ("Storage Technology"), with and
                                                 ------------------
into Network Systems Corporation, a Delaware corporation ("Network"), with
                                                           -------
Network to be the surviving corporation and a wholly owned subsidiary of Storage Technology. As a result of the Merger, all of the outstanding shares of Network Common Stock will be converted into shares of Storage Technology Common Stock, except for cash paid in lieu of fractional shares to Network shareholders.

For purposes of rendering this opinion, we have reviewed and relied upon the Restated Agreement and Plan of Merger, dated as of November 15, 1994 (the "Merger Agreement"), by and among Storage Technology, Subsidiary and Network.
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Our opinion is directed to and may be relied upon only by Network and Network shareholders. Our opinion does not address or purport to address any of the tax consequences to any other person or entity, whether or not a party to the Merger Agreement.

For purposes of rendering this opinion, we have also relied upon (i) certain representations, warranties and covenants made to us by the management of Network and Storage Technology (which we have relied upon as true in this opinion without our having performed any independent verification as to the accuracy of the representations); and (ii) the following assumptions:

          (a) Prior to the effectiveness of the Merger, Storage Technology will be in "control" of Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended to date (the "Code").
                                                        ----

          (b) Storage Technology has no plan or intention to: (i) reacquire any of its stock issued in the Merger; (ii) liquidate
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Network Systems Corporation

January 5, 1995
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Network; (iii) merge Network with and into another corporation; (iv) sell or otherwise dispose of the stock of Network; or (v) cause Network to sell or otherwise dispose of any of the assets of Subsidiary acquired in the Merger, except for dispositions in the ordinary course of business.

          (c) There is no intercorporate indebtedness existing between Storage Technology and Network or between Subsidiary and Network that was issued, acquired or will be settled at a discount.

          (d) The Merger will qualify as a statutory merger under applicable Delaware law.

          (e) The payment of cash to shareholders of Network Common Stock in lieu of the issuance of fractional shares of Storage Technology Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Storage Technology of issuing fractional shares and does not represent separately bargained for consideration. Other than payments for fractional shares, and other than the payment of cash for the redemption of the Rights (which payment is being made by Network), no other cash payments will be made to holders of Network Common Stock with respect to such Common Stock pursuant to the Merger (including, without limitation, cash payments to Network Common Stock holders pursuant to Section 8.01(k) of the Merger Agreement). The total cash payment to holders of Network Common Stock including cash paid in lieu of the issuance of fractional shares and cash paid for the redemption of the Rights will not exceed 1% of the total consideration that will be issued in the transaction to the holders of Network Common Stock.

          (f) Following the effectiveness of the Merger, Network: (i) will not issue additional shares of stock that would result in Storage Technology losing "control" of Network within the meaning of Section 368(c) of the Code; and (ii) will continue the historic business of Network or use a significant portion of Network's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

          (g) The fair market value of the Storage Technology Common Stock and other consideration, if any, received by each Network shareholder will be approximately equal to the fair market value of the Network Common Stock surrendered in the exchange.

          (h) There is no plan or intention by the shareholders of Network to sell, exchange or otherwise dispose of a number of shares of Storage Technology Common Stock received in the Merger
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Network Systems Corporation

January 5, 1995
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that would reduce Network shareholders' ownership of Storage Technology Common
Stock to a number of shares having a value as of the date of the Merger of less than fifty percent of the value of all of the shares of Network Common Stock issued and outstanding immediately prior to the Merger. For purposes of this assumption, shares of Network Common Stock exchanged for cash or other property in lieu of fractional shares of Storage Technology Common Stock will be treated as outstanding Network Common Stock immediately prior to the Merger.

          (i) Following the effectiveness of the Merger, Network will hold at least (i) ninety percent of the fair market value of its net assets; (ii) seventy percent of the fair market value of its gross assets; (iii) ninety percent of the fair market value of Subsidiary's net assets; and (iv) seventy percent of the fair market value of Subsidiary's gross assets held immediately prior to the Merger, excluding from Subsidiary's assets in this calculation any Storage Technology Common Stock held by Subsidiary. For purposes of this assumption, amounts paid by Network or Subsidiary in lieu of fractional shares; amounts received or to be received from asset dispositions not in the ordinary course of business and paid out to reduce or retire long- or short-term debt or for other purposes, except for regular and normal disbursements, including disbursements to operate, maintain or expand the businesses of Network; and all redemptions and distributions (except for regular, normal dividends) made by Network or Subsidiary will be included as assets of Network or Subsidiary, respectively, immediately prior to the Merger.

          (j) The liabilities of Subsidiary assumed by Network, if any, and the liabilities to which the transferred assets of Subsidiary are subject, if any, were incurred by Subsidiary in the ordinary course of its business.

          (k) Except as may be specifically provided for in the Merger Agreement, each of the parties to the Merger and the shareholders of Network Common Stock will pay their respective expenses, if any, incurred in connection with the Merger.

          (l) No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (m) Network is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
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Network Systems Corporation

January 5, 1995
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          (n) At the time of the Merger, the fair market value of the assets of
Network will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which those assets are subject.

          (o) No compensation received or to be received by any shareholder-employee of Network will be separate consideration for, or allocable to, any of their shares of Network Common Stock; none of the shares of Storage Technology Common Stock received by any shareholder-employee of Network will be separate consideration for, or allocable to, any employment agreement; and any compensation paid to any shareholder-employee of Network subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          (p) At the time of the Merger, Network will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Network that, if exercised or converted, would affect Storage Technology's acquisition or retention of control of Network as defined in Section 368(c) of the Code.

          (q) Pursuant to the Merger, shares of Network Common Stock representing control of Network as defined in Section 368(c) of the Code will be exchanged solely for voting stock of Storage Technology. For purposes of this assumption, Network Common Stock exchanged for cash or other property originating from Storage Technology will be treated as outstanding Network Common Stock on the date of the Merger.

          (r) Storage Technology and its subsidiaries do not own, nor have they owned during the five years preceding the effectiveness of the Merger, any shares of Network Common Stock.

          (s) Following the effectiveness of the Merger, Storage Technology, Network and Subsidiary will comply with all federal income tax reporting requirements mandated by the Code and, to the best knowledge of the management of Network, there is no plan or intention on the part of shareholders of Network Common Stock not to comply with such reporting requirements.

Based on the representations and qualifications contained herein, and assuming further that the Merger is carried out in the manner set forth in the Merger Agreement, we are of the opinion that the following would be the material Federal income tax consequences resulting from the consummation of the Merger:
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Network Systems Corporation

January 5, 1995
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     1.   The Merger will constitute a reorganization within the meaning of
Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and Network will be a party to a reorganization within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by Network as a result of the Merger.

     3. Except as provided in paragraph (4) below (relating to cash received in lieu of fractional shares), and except for the receipt of cash with respect to the redemption of Rights, no gain or loss will be recognized by any Network shareholder with respect to the exchange of their Network Common Stock solely for Storage Technology Common Stock pursuant to the Merger.

     4. The payment of cash to a shareholder of Network Common Stock in lieu of a fractional share interest in Storage Technology Common Stock will be treated as if the fractional share interest was distributed as part of the Merger and then redeemed by Storage Technology. Accordingly, the tax consequences of such a cash payment will be determined in accordance with
Section 302 of the Code. Such a redemption is generally treated as a sale or exchange of the fractional share interest under Section 302 of the Code and generally gain or loss (which will constitute capital gain or loss if related Network Common Stock was held as a capital asset) will be recognized by the shareholder measured by the difference between the cash or other property received in lieu of the fractional share and the portion of the shareholder's tax basis that is allocated to such fractional share.

     5. The aggregate tax basis of the Storage Technology Common Stock received by a Network shareholder in the Merger (including the tax basis allocable to fractional shares deemed issued and then redeemed) will be the same as the aggregate tax basis of the Network Common Stock exchanged for the Storage Technology Common Stock.

     6. The holding period of Storage Technology Common Stock (including any fractional shares deemed issued and then redeemed) received by a Network shareholder in exchange for the Network Common Stock pursuant to the Merger will include the holding period of the Network Common Stock that was converted into the Storage Technology Common Stock, provided that such Network Common Stock was held as a capital asset at the time of the Merger.
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Network Systems Corporation

January 5, 1995
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The foregoing opinion is qualified, and no opinion is expressed, as to the federal income tax consequences, if any, with respect to the cash redemption by Network of its Rights pursuant to Section 5.13 of the Merger Agreement.

Our opinion has been requested by Network on its own behalf and on behalf of its shareholders, and is being rendered to Network exclusively for that purpose. No other individual or entity, whether or not party to the Merger Agreement, may rely upon this opinion without the express, prior written consent of both Network and the undersigned. Our opinion is limited to the matters discussed herein, it does not cover other federal income tax consequences of the Merger. The opinion does not deal with the specific circumstances of any particular Network shareholder, nor does it cover the application of state, local, foreign or other tax laws. Further, our opinion is based upon existing laws, regulations, administrative authorities and judicial decisions, all of which could change with retroactive effect. We have no duty, and do not intend, to update or modify this opinion for changes in the applicable law, regulations or interpretations occurring after the date hereof. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify the conclusion. Capitalized terms used without definition herein have the meaning specified in the Merger Agreement.

We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Storage Technology and to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ OPPENHEIMER WOLFF & DONNELLY

OPPENHEIMER WOLFF & DONNELLY